Exhibit 8.1

October 23, 2015

Anthem-Cigna Merger Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Cigna Corporation, a Delaware corporation (“Cigna”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”), among Cigna, Anthem, Inc., an Indiana corporation (“Anthem”), and Anthem Merger Sub Corp., a Delaware corporation and direct wholly owned subsidiary of Anthem (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Cigna, with Cigna surviving as a direct wholly owned subsidiary of Anthem (the “Merger”). If the 368 Opinions are delivered prior to the Effective Time, Cigna will, immediately following the Merger, merge with and into Anthem, with Anthem surviving (the “Second Merger” and, together with the Merger, the “Mergers”), as described in the registration statement jointly filed by Cigna and Anthem with the Securities and Exchange Commission on Form S-4 (Registration No. 333-207218) under the Securities Act of 1933 (the “Joint Proxy Statement”). Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion, we have examined and relied on, with your consent, (i) the Joint Proxy Statement, (ii) the Merger Agreement, (iii) the Second Merger Agreement, (iv) the representations made by Cigna, Anthem and Merger Sub in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”) and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate, certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Mergers will be consummated in accordance with the provisions of the Merger Agreement and, if applicable, the Second Merger Agreement (without waiver or modification of any provisions thereof), (ii) the statements concerning the Mergers set forth in the Merger Agreement, the Second Merger Agreement and the Joint Proxy Statement are, and will remain, true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Cigna, Anthem and Merger Sub in the Representation Letters are, and will remain, true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, expectation, knowledge, materiality or any similar qualification are true, correct and complete without such qualification and (v) no cash will be paid to dissenting holders of Cigna Common Stock (or, alternatively, any such cash, when combined with the Cash Consideration and any other cash payments made to holders of Cigna Common Stock as part of a plan with the Merger, will not exceed 60% of the value of the aggregate consideration received by holders of Cigna Common Stock in the Merger (based on the fair market value of Anthem Common Stock on the business day before the Merger Agreement was executed)). We have also assumed that the parties have complied with, and will continue to comply with, the covenants contained in the Merger Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Joint Proxy Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger”, we hereby state that the material U.S. Federal income tax consequences of the Mergers to holders of Cigna Common Stock set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are our opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Joint Proxy Statement. We also consent to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cigna Corporation

900 Cottage Grove Road

Bloomfield, Connecticut 06002

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